Exhibit 10.5

Project Procurement Contract of Lianbo Cloud Intelligent Vehicle License Plate Recognition System 1.0

Contract No.: LBY2021121503

Signed on: November 2, 2022

Party A: Shenzhen Ping’anshun Technology Co., Ltd.

Party B: Shenzhen Yu’anda Intelligent Technology Co., Ltd.

In accordance with the Contract Law of the People’s Republic of China and other applicable regulations, Party A purchases the Lianbo Cloud Intelligent Vehicle License Plate Recognition System 1.0 from Party B, and in order to enhance the software system security and operation and maintenance efficiency, Party A and Party B, under the principles of honesty and good faith, enter into the Contract regarding the matters related to Party B’s upgrade, maintenance operation, etc. of the software system upon negotiated consensus for joint abidance.

I. Name, Specification, and Price (Standard) of Equipment

Product name	Specification and model	Unit	Quantity	Unit price (RMB)	Amount (RMB)	Notes
Lianbo Cloud Intelligent Vehicle License Plate Recognition System V1.0		Set
Tax-inclusive price of the project (in figures)				Preferential price:
Tax-inclusive price of the project (in words)				RMB two hundred and seventy two thousand eighty one Yuan forty cents

II. Quality and Technical Requirements:

Party B shall guarantee that the software system is up to but not limited to the following agreed quality and technical standard:

1) The software system technology shall legally belong to Party B;

2) The software system quality shall meet the requirements in the product specification provided by Party B for Party A;

3) The software system shall meet applicable national standards.

2.2 Technical and quality materials: Every time when Party B delivers the products, it shall send the following technical and quality materials together with the products in the container or separately to Party A for receipt:

1) Software installation program;

2) Software instructions.

2.3 Quality warranty period: One-year maintenance and warranty for free from the date of acceptance after debugging.

III. Delivery:

3.1 Project name:

3.2 Date of delivery: Within 3 working days upon conclusion of the Contract

3.3 Address of product delivery: No. 366, Guihua Road, Guanlan Sub-district, Longhua District, Shenzhen City, LIAO Xiaoyu, 13302988906 (Fill in the blank with the delivery address, contact’s name and Tel.)

3.4 Mailing address: No. 366, Guihua Road, Guanlan Sub-district, Longhua District, Shenzhen City (Please fill in the blank with the address, contact’s name and Tel. for the delivery of contracts, confirmation requests, documents, etc.)

3.5 Date of debugging: Three working days upon installation. The products are involved in the problem of linking up to the platform and other problems, so the debugging conditions shall not be regarded as a criterion for qualified products.

IV. Method of Payment:

4.1 Payment conditions and method: Cash on delivery.

4.1.1 Party A shall pay 100% of the total software service charges to Party B within 3 working days upon conclusion of the Contract, without reserving any quality guarantee deposit.

4.2 Delivery of Fapiao (a taxed invoice):

4.2.1 Fapiao for software: Within 7 working days upon receiving the payment on software system, Party B shall issue a special VAT Fapiao for the total price of the software system at a tax rate of 13% (the specific tax rate shall be adjusted according to the national regulations) to Party A.

V. After-sales Service

5.1 In case of any fault in the software system due to its own quality defects rather than artificial damage during the maintenance and warranty period, Party B shall provide free maintenance or upgrade service (waive the door-to-door service fee, cost of labor, other potential materials expenses, etc.).

5.2 Party B shall provide chargeable maintenance and warranty beyond the maintenance and warranty period or subject to the exception clause within the maintenance and warranty period.

5.3 Exception clause for warranty liability:

1) The maintenance and warranty period of the software system has expired, but Party A has not prolonged the maintenance and warranty period.

2) Software fault (such as loss of data) results from intentional artificial damage or improper use.

3) The user or unauthorized agency arbitrarily modifies or repairs the software.

VI. Liability for Breach

The Parties hereto shall strictly abide by the provisions hereof. Unless otherwise provided herein, if either Party breaches its obligations hereunder, the other Party is entitled to hold it accountable for breach and require it to pay liquidated damages equivalent to 3% of the total amount hereunder. If the loss caused by the breaching Party to the other Party exceeds the liquidated damages, the breaching Party shall continue to compensate for the non-breaching Party’s loss.

VII. Dispute Resolution

7.1 Any dispute arising out of the Contract shall be settled through negotiation. If the negotiation fails, either Party may file a lawsuit with the court of the place where Party B is located, and the litigation fees and attorney’s fees incurred by the lawsuit shall be borne by the defeated party.

VIII. Force Majeure

8.1 In case that either Party is unable to perform the Contract due to force majeure events such as earthquake, typhoon, flood, fire or war and other unpredictable events, such Party shall inform the other Party immediately, provide a detailed description of the event for the other Party within the following fifteen days and obtain effective supporting documents issued by the public notary authority to explain the reasons for its inability to execute the Contract. Then, based on the nature of the influence of the event on the Contract, the Parties shall decide whether to rescind the Contract, partially exempt the responsibility for performing the Contract, or delay the performance of the Contract upon negotiation.

The Contract is made in four counterparts, with Party A holding one copy and Party B holding three copies, all of which have the same legal effect. The fax of the Contract and relevant documents has the same legal effect as the original.

Party A	Shenzhen Ping’anshun Technology Co., Ltd.	Party B	Shenzhen Yu’anda Intelligent Technology Co., Ltd.
Address	No. 366, Guihua Road, Guanlan Sub-district, Longhua District, Shenzhen City	Address	Building 11, Baoke Industrial Park, Dalang, Longhua District, Shenzhen City
Phone No.	0755-28228206	Phone No.	0755-81752954
Fax		Fax
Account bank	Industrial and Commercial Bank of China Shenzhen Minzhi Sub-branch	Account bank	Shenzhen Rural Commercial Bank Dalang Sub-branch
Tax registration No.	91440300050491821J	Tax registration No.	914403003427444134
Account No.	4000103839100029057	Account No.	000207427765

Authorized representative:	LIAO Xiaoyu	Authorized representative:

Date:	November 2, 2022	Date:	November 2, 2022

Shenzhen Ping’anshun Technology Co., Ltd. (Sealed)

Shenzhen Yu’anda Intelligent Technology Co., Ltd. (Sealed)

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